Kewaunee Scientific Announces
                              First Quarter Results
                             and Quarterly Dividend


Exchange:   NASDAQ (KEQU)                             Contact: D. Michael Parker
                                                      704/871-3290

STATESVILLE, N.C. August 22, 2007 -- Kewaunee Scientific Corporation (Nasdaq:
KEQU - news) today announced results for its first quarter ended July 31, 2007 and the declaration of its quarterly dividend.

Net earnings for the quarter were $674,000, or $0.27 per diluted share, as compared to net earnings of $133,000, or $0.05 per diluted share, for the first quarter of the prior year. Earnings continued to benefit from improved profit margins, increased manufacturing efficiencies, savings from alternate sources for raw materials and components, and other cost improvement initiatives.

Sales for the quarter were $20,784,000, an increase of 7.7% from sales of $19,294,000 in the prior year. Sales from domestic operations were $18,014,000, an increase of 8.0% from the prior year period. The domestic marketplace for laboratory products continued to be healthy during the quarter, particularly in the educational research market and for the larger laboratory projects. The marketplace for small and mid-size laboratory projects showed signs of improvement during the quarter, although it remains very price competitive. Sales from international operations were $2,770,000, an increase of 5.7% from the prior year period.

Incoming orders remained strong during the quarter. The order backlog increased to a record $54.7 million at July 31, 2007, up from $51.1 million at April 30, 2007, and $36.5 million at July 31, 2006.

"Our strategic efforts over the past several years to make Kewaunee a more efficient company are working well," said William A. Shumaker, President and Chief Executive Officer. "On-going investments in modern, computerized equipment, the implementation of "Lean" manufacturing techniques, and the continuous pursuit of cost improvements are significantly reducing our costs and increasing profit margins. Our lower costs make us more competitive in the marketplace and strengthen our market position.

"We continue to have high expectations for growth in sales and profitability of our international operations. Although this business experienced somewhat modest sales growth in the first quarter, we expect our international operations to have a much better second quarter, as several significant international projects are scheduled for delivery and installation."

The Company's balance sheet remains strong. Bank borrowings and capital lease obligations totaled $5.3 million at July 31, 2007, down from $9.4 million at July 31, 2006. The debt-to-equity ratio was .21-to-1 at the end of the quarter, down from .37-to-1 at the end of the prior year period. Cash on hand was $2.2 million at the end of the quarter, as compared to $2.5 million at the end of the prior year period. Working capital was $13.0 million at July 31, 2007, up from $11.0 million at the end of the prior year period.

The Company also announced today that its Board of Directors approved a cash dividend of seven cents per outstanding share to stockholders of record at the close of business on September 4, 2007, payable on September 18, 2007.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and domestic manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.


                   [see financial information on back of page]

                Consolidated Statements of Operations [unaudited]
                      (in thousands, except per share data)


                                                       Three Months Ended
                                                   ----------------------------
                                                     July 31,        July 31,
                                                       2007            2006
                                                   ------------    ------------

Net sales                                          $     20,784    $     19,294
Cost of products sold                                    16,521          16,166
                                                   ------------    ------------

Gross profit                                              4,263           3,128
Operating expenses                                        3,148           2,637
                                                   ------------    ------------

Operating earnings                                        1,115             491
Other income                                                  3              18
Interest expense                                           (110)           (187)
                                                   ------------    ------------

Earnings before income taxes                              1,008             322
Income tax expense                                          312              78
                                                   ------------    ------------

Earnings before minority interests                          696             244
Minority interests in subsidiaries                           22             111
                                                   ------------    ------------
Net earnings                                       $        674    $        133
                                                   ============    ============

Net earnings per share
      Basic                                        $       0.27    $       0.05
      Diluted                                      $       0.27    $       0.05

Weighted average number of common
  shares outstanding (in thousands)
      Basic                                               2,502           2,492
      Diluted                                             2,521           2,493

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                     July 31,        April 30,
                                                       2007            2007
                                                   ------------    ------------
                                                    [unaudited]
Assets

Cash and cash equivalents                          $      1,791    $      2,231
Restricted cash                                             396             372
Receivables, less allowances                             18,868          19,061
Inventories                                               5,694           5,869
Prepaid expenses and other current assets                 1,368             981
                                                   ------------    ------------
   Total current assets                                  28,117          28,514
Net property, plant and equipment                        11,196          11,255
Other assets                                              5,586           5,471
                                                   ------------    ------------
Total Assets                                       $     44,899    $     45,240
                                                   ============    ============

Liabilities and Stockholders' Equity

Short-term borrowings                              $      4,556    $      3,489
Current obligations under capital leases                    369             360
Accounts payable                                          7,107           8,437
Other current liabilities                                 3,134           3,897
                                                   ------------    ------------
   Total current liabilities                             15,166          16,183
Other non-current liabilities                             4,943           5,009
Total stockholders' equity                               24,790          24,048
                                                   ------------    ------------
Total Liabilities and Stockholders' Equity         $     44,899    $     45,240
                                                   ============    ============